                       EQUITY INTEREST TRANSFER AGREEMENT

Transferor: Wuxi Seamless Oil Pipes Company Limited (hereinafter referred to as
"Party A")

Address: No. 38 Zhujiang Road, New District, Wuxi, P.R.C.

Postal Code: 214028

Legal Representative: Abdul Halim bin Harun

Transferee: Shanghai Hailong Oil Equipment Co., Ltd. (hereinafter referred to as
"Party B")

Address: No.8889, Hutai Road, Baoshan Road, Shanghai

Legal Representative: Jun Zhang

Whereas:

1.    Party A intends to transfer part of its equity in Wuxi Seamless Drill Pipe
      Co., Ltd. (hereinafter referred to as "Drill Pipe Co") and Party B intends to accept such equity;

2.    Other shareholders of Drill Pipe Co have approved Party B to transfer its equity and have committed not to exercise their preemptive right under equal conditions;

3.    The board of directors of Drill Pipe Co met on September 15th, 2006 and passed a valid resolution approving the equity transfer and related matters between Party A and Party B.

Upon mutual friendly and full negotiation and in accordance with the Contract
Law of the PRC and other relevant laws and regulations, Party A and Party B hereby reach the following agreement with regard to the transfer of certain equity in Drill Pipe Co from Party A to Party B:

ARTICLE1 THE RELEVANT PARTIES:

1.    "Drill Pipe Co", a foreign-invested limited liability company established on August 30, 2005 with a total investment of USD 7 million and a registered capital of USD 3.6 million and the business scope focusing on drill pipe technology development; drill pipe manufacturing and fittings;
      sales of self-manufactured products and after-sale service.

2.    "Party A", one of the shareholders of Drill Pipe Co, contributes USD 1.83 million to Drill Pipe Co's registered capital and thus now holds 51%
      equity of Drill Pipe Co.

3.    "Party B": a limited liability company established on January 14, 2005, with the business scope focusing on oil pipe paints, welding wire, welding flux, coiled tubing, complete plant equipment of gas stations, heat shrink sleeve (strips), drilling equipment and fittings, screw thread manufacturing and screw thread protector, pipe anti-corrosion treatment, relevant technical service and sales of self-manufacturing products
      (certificates shall be obtained if required).

ARTICLE 2 TRANSFER OF EQUITY

1.    Party A agrees to transfer 51% equity in Drill Pipe Co and Party B agrees to accept it (hereinafter referred to as "Target Equity").

2.    Both Parties agree that after this Agreement enters into force Party B shall legally hold the Target Equity and shall be entitled to all rights and bear all obligations of a shareholder as stipulated in Drill Pipe Co's
      Articles of Associations.

3.    Party A and Party B agree that, provided this agreement has become effective by the base date, as provided in Article 3 hereunder, namely after August 1, 2006, all rights and interests related to or pertaining to the Target Equity shall belong to Party B.

ARTICLE 3 PRICE FOR TRANSFERRED EQUITY

1.    Both parties agree to accept July 31, 2006 as the base date and take the balance amount up to the base date, confirmed by a finance report recognized by both parties, as the pricing reference.

2.    As of July 31, 2006, the net asset value of Drill Pipe Co, recognized by both parties, is RMB 29,629,137.94. Based on this value, both parties agree to set the price for transferred Target Equity as RMB 15,547,740
      (equivalent to USD 1.95 million, which is calculated based on the middle rate 1:7.9732 between USD and RMB issued by the People's Bank of China on
      July 31, 2006, and is hereinafter referred to as "Equity Transfer Price").

ARTICLE 4 TERM AND METHOD FOR DELIVERY OF TRANSFERRED EQUITY

1.    Payment date for the transferred equity: Party B shall fully pay Party A for the transferred equity within three (3) months commencing on the date when Drill Pipe Co obtains a new business license.

2.    Party A and Party B shall jointly register the alteration regarding transfer of target equity with the Industrial and Commerce Administration.

ARTICLE 5 WARRANTIES

1.    Party A warrants that the Target Equity is free of assignment, pledge, seizure or limitation to any other rights or legal dispute, and that it has the right to transfer the Target Equity.

2.    Party B warrants that it is a legally organized and existing legal person and that it has the right to receive the Target Equity.

3.    Party B warrants that it shall, after becoming a shareholder of Drill Pipe
      Co, strictly follow Drill Pipe Co's Articles of Associations and fulfill its duties and obligations as a shareholder.

4.    Both parties warrant that each party shall assist the other party in the transfer of the relevant equity at request of the other party.

ARTICLE 6 DEFAULT AND EXEMPTION

1.    Any party that breaches this Agreement shall compensate the other party for all losses (including direct losses and indirect losses, as well as the relevant expenses and costs arising from claims), due to such a breach.

2.    If Party B fails to pay for the transferred equity by the agreed upon date, it shall be liable for a penalty of 0.5% of the balance payable per day.

3.    In case either party fails to perform this Agreement due to war, natural hazards or other force majeure, the Party in breach shall not be liable for the other party's loss for such a breach.

ARTICLE 7 GOVERNING LAW AND SETTLEMENT OF DISPUTE

1.    This Agreement is governed by the applicable laws, administrative regulations, local regulations, department rules, and other rules and regulations of the PRC.

2.    All disputes related to this Agreement shall be arbitrated in Shanghai in accordance with the applicable Arbitration Rules by China International
      Economic and Trade Arbitration Shanghai Commission. The arbitration shall be final and binding on each party.

ARTICLE 8 VALIDITY

This Agreement shall become valid and binding upon seal and/or signature of
Party A and Party B, as well as approval of Drill Pipe Co's original examination and approval authority.

ARTICLE 9 MISCELLANEOUS

For matters not covered by this Agreement, both parties shall negotiate in good faith with each other and reach a supplementary agreement.

ARTICLE 10 LANGUAGE AND TEXT

1.    This Agreement is written in Chinese and any translation editions are for reference purpose only.

2.    This Agreement is made in eight (8) original copies, with each party holding two copies, Drill Pipe Co holding one copy, and with all other copies having been submitted to the relevant governmental departments.

ARTICLE 11 TIME AND DATE FOR MAKING THIS AGREEMENT

1.    This Agreement is made on September 18, 2006.

2.    This Agreement is signed by both parties in Xinqu, Wuxi, PRC.

(No text hereunder)

Signature Page for Drill Pipe Co equity transfer

Transferor:

Wuxi Seamless Oil Pipes Company Limited (seal)

  /s/
--------------------------

Legal Representative or Authorized Representative (Signature)

Transferee:

Shanghai Hailong Oil Equipment Co., Ltd. (Seal)

  /s/
--------------------------

Legal Representative or Authorized Representative (Signature)